Exhibit 99.1

Contacts:        James K. Johnson

                        Chief Financial Officer

                        Alloy, Inc.

                        212/244-4307

For immediate release:

ALLOY COMPLETES DELIA*S, INC. SPINOFF

New York, NY – December 20, 2005 – Alloy, Inc. (“Alloy”) (Nasdaq: ALOY – News), a media and marketing services company primarily targeting the dynamic Generation Y population, today announced that on December 19, 2005 it completed its spinoff of dELiA*s, Inc. (“dELiA*s”) (Nasdaq:DLIA) and began distributing to its stockholders all of the 23,339,782 shares of dELiA*s common stock that Alloy owned prior to the distribution.

As previously announced, the distribution is on the basis of one share of dELiA*s common stock for every two shares of Alloy common stock outstanding as of the record date. Earlier, the Alloy board of directors had declared this special stock dividend to Alloy stockholders of record on December 7, 2005. Shares of Alloy common stock traded after the record date and before the close of trading on December 19, 2005 traded with the right to receive the shares of dELiA*s common stock issued in the spinoff. Beginning December 20, 2005, Alloy shares will no longer include the value of dELiA*s.

The distribution will result in Alloy stockholders receiving approximately 99.3 percent of the outstanding shares of dELiA*s common stock. The other approximately 0.7 percent of the outstanding dELiA*s shares was sold to senior executives of dELiA*s in a private placement on December 12, 2005.

Certificates representing the distributed dELiA*s shares will be mailed or otherwise issued to holders of record beginning on December 20, 2005. No fractional shares of dELiA*s common stock are being distributed. Instead, fractional shares will be aggregated and sold on behalf of all affected stockholders of record, and the net proceeds of the sale of fractional shares will be distributed on a pro rata basis to stockholders of record who would otherwise be entitled to fractional shares. As a result of the spinoff, Alloy no longer owns any shares of dELiA*s.

About Alloy, Inc.:

Alloy, Inc., under the banner of Alloy Media + Marketing (AM+M), is a media and marketing services company that primarily targets Generation Y, a key demographic segment comprising more than 60 million boys and girls in the United States between the ages of 10 and 24. AM+M is one of the largest providers of directed media and promotional marketing programs toward this important demographic. Working with AM+M, marketers connect with their intended audience through a host of advertising and marketing programs incorporating Alloy’s wide ranging media and marketing assets, expertise and relationships including direct mail catalogs, college and high school newspapers, web sites, display media boards, college guides, and promotional events. For further information regarding Alloy, please visit our corporate website at (www.alloyinc.com).

This announcement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “project” and “intend” and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. Factors that might cause or contribute to such differences include, among others, our ability to: increase revenues; generate high margin sponsorship and multiple revenue streams; develop our sales and marketing teams and capitalize on these efforts; develop commercial relationships with advertisers and the continued resilience in advertising spending to reach the teen market; manage the risks and challenges associated with integrating newly acquired businesses; and identify and take advantage of strategic, synergistic acquisitions and other revenue opportunities. Other relevant factors include, without limitation: our competition; seasonal sales fluctuations; the uncertain economic and political climate in the United States and throughout the rest of the world, and the potential that such climate may deteriorate further; and general economic conditions. For a discussion of certain of the foregoing factors and other risk factors see the “Risk Factors That May Affect Future Results” section included in our annual report on Form 10-K for the year ended January 31, 2005, which is on file with the Securities and Exchange Commission. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.